WidePoint Corporation
Second Quarter 2011 Results Conference Call
August 15, 2011

Operator:                                           Good afternoon, ladies and gentlemen.  Thank you for standing by.  Welcome to the WidePoint Corporation second quarter earnings conference call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  And for participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to Mr. David Fore of Hayden IR.  Please go ahead, sir.

David Fore:                                           Thank you, Operator.  Good afternoon to all participants in WidePoint’s second quarter 2011 financial results conference call.  With me today are WidePoint’s Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin.  Steve will provide an overview of the second quarter’s results and Jim will provide (inaudible) financial details.  Then we’ll open the call to questions from investors and participants.

I’ll (inaudible) to remind you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties, and assumptions as described from time to time in registration statements and reports and other periodic reports filed with the Securities and Exchange Commission.  All statements other than statements of historical facts which address the company’s expectations for its future with respect to financial performance or operating strategy can be identified as a forward-looking statement.  These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  Those forward-looking risks involve certain risks and uncertainties that are subject to change based upon various factors, many of which are beyond the company’s control.  We caution investors that these forward-looking statements speak only as to the date hereof.  The company hereby expressly disclaims any obligation or undertaking to (inaudible) publicly any updates or revisions to any such statements to reflect any change in the company’s expectations or any change of events, conditions, or circumstances in which our statements were based.

I’d now like to turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steve Komar:                                       Thank you, David, and good day to everyone who has joined us this afternoon.  As always, we appreciate your interest in WidePoint.

We’re pleased to report that the company returned to profitability in the second quarter of 2011 and, as we had anticipated, showed sequential improvement in our wireless mobility management and cybersecurity solution segments.  Related revenue growth had a positive impact on gross margins, operating income, and net income for the quarter.  More specifically, wireless mobility management revenue increased sequentially in the first quarter, as did the cybersecurity segment.  The increase in both wireless mobility management and cybersecurity was offset by decreases in our IT consulting services and products segment related indirectly to the continuing delays in finalizing the formal federal budget.  However, the decline in lower margin consulting revenue actually helped us expand our gross margins versus the prior quarter.  These improved revenues and expanded gross margins enabled us to return to profitability with income from operations of approximately 384,000, which is an 889,000 swing to the positive from an operating loss of approximately 505,000 in the first quarter.

In just a moment, Jim will provide further financial details, including year-over-year comparables.

Not surprisingly but certainly of great frustration to us, our government customers have continued to delay procuring our products and services as the federal budget controversy and debt ceiling debate continued through the second quarter.  Although WidePoint was not at any measurable risk of our federal government clients having to suspend payments to the company, we did continue to experience a slowdown in the pace of contract awards and potential new orders, no doubt related to the ongoing budget confusion and imposition of additional continuing resolutions for spending.  As we have said in the past, given our current concentration in the government sector, the timing of product delivery and our product mix within our target market can meaningfully impact our results from quarter-to-quarter.  This situation had a negative impact on revenues in our second quarter relative to prior year comparables but fortunately, not on our profitability.

During the quarter management reviews also resulted in the deferral or elimination of discretionary expenses wherever practical to do so without causing damage to the underlying business.  The financial effect of those actions will favorably impact second half results.

We remain committed to growing both revenue and earnings during coming quarters, notwithstanding some of the short-term risks associated with governmental budgeting impasses and spending cuts.  The groundwork we laid in 2010 continues to provide us with a platform to leverage opportunity in all segments of our business.  We fully expect cybersecurity initiatives to generate substantial new revenue growth in the future as various federal agencies seek greater levels of identity assurance and management and better protection of the federal information technology infrastructure.

We are already seeing the impact of these initiatives as government contractors and vendors are increasing their compliance efforts to meet federal identity management standards.  An example of this during the second quarter was the continuing acceleration and the issuance of ECA and AC certificates, which almost doubled versus the fourth quarter 2010.  In addition, the multi-million dollar contract we were awarded by the US Army Corps of Engineers late in the first quarter of 2011 and substantially implemented during the second quarter demonstrates recognition of the value that our telecommunications management solution provides to budget-strapped governmental agencies in the efficient management and control of their wireless devices.

With that, I’d like to turn the call over to Jim McCubbin, WidePoint’s CFO, for a more in-depth discussion of our financial results.  I’ll then follow up with a recap of our second quarter and management’s outlook before opening up the call to your questions.  Jim, the floor is yours.

Jim McCubbin:                                    Hello, everyone, and thank you, Steve.  As you are all aware, our second quarter continued to be frustrating for WidePoint as the Congressional debates on the federal debt ceiling continued just after the 2011 fiscal budget resolutions had just been resolved, which caused even further delays and confusion for everyone, an environmental set of conditions which set us back and caused delays that negatively impacted our fiscal 2011 goals.  Thankfully, they have just been delays.

Given this frustrating dynamic that was thrown at us, we did change our attack in the beginning of the second quarter and prepared for continuing delays during this quarter.  We changed our focus and trimmed some of our discretionary costs and investments we were currently making and instead focused on growth areas that we believed were not going to be as affected from the Congressional stalemate that was taking place.  Taken together, these actions produced the bottom line result that allowed us to turn around our financial performance in the first quarter of 2011 from a negative financial result to a positive result in the second quarter of 2011, a result that we realized and with reduced levels of revenues and higher margins.  These proactive changes, we believe, have and will allow us to remain flexible as the environmental conditions we are witnessing today play themselves out as we enter our second half, a second half which tends to outperform our first half and one in which we believe will be the case again this year.

Examining our revenue streams a little deeper within our various businesses, we witnessed revenue growth for the three-month period ending June 30, 2011, of approximately 10 million as compared to approximately 12.5 million for the three-month period ended June 30, 2010.  The reduced revenues for the quarter, both sequentially and comparatively, were materially affected by delays experienced in our consulting services segment which we realized a number of potential orders being pushed off as a result of the confusion surrounding the debt ceiling debate issues and the late resolutions of the budget matters for fiscal year 2011.

Specifically looking at our IT consulting services product segment, we recognized revenues of approximately 1.5 million for the three-month period ending June 30, 2011, versus 3.1 for the three-month period ended June 30, 2010.  Our outlook for this segment for the remainder of the year looks promising as we approach the federal government’s year end on September 30th, which should provide us with a potential for sweep-up monies that have not been obligated and catching up some of the outstanding bids we currently have outstanding.

Looking at our wireless mobility management segment, we witnessed revenue increase 9.8% to 6.2 million for the second quarter of 2011 from 5.6 million in the first quarter of 2011, a decrease of 10.6% year-over-year compared to 6.9 million in the second quarter of last year as a result of lower resales of billable calling minutes that were not fully offset by increases in higher margin wireless management recurring service fees.  Our outlook for the second half of 2011 also looks brighter for this segment, as we are witnessing a growing pipeline of opportunities, some new recent awards within the state and local municipality marketplace, and a number of renewals that have recently been extended.

Looking at our cybersecurity segment, revenue increased 82.7% to 2.3 million in the second quarter of 2011 from 1.3 million in the first quarter of this year but decreased 7.7 year-over-year compared to 2.5 million in the second quarter of last year, also the result of delays that occurred due to federal government funding concerns, policy issues, and debt ceiling debates.  Our outlook for the second half of 2011 for this segment also shows improvement as the federal government implements new security guidelines and phases out the use of user names and passwords from certain federal government systems, all events that have expanded opportunities within a number of federal agencies as well as in communities of interest under federal regulations, including public safety, healthcare, and environmental regulated communities, as Steve will expand upon in his closing remarks.

In examining our gross margins, we also witnessed an increase of 55% to 27.1% in the second quarter of this year as compared to 17.5% in the first quarter of 2011 and an increase of 15% year-over-year compared to 23.5% in the second quarter of last year due to a more favorable revenue mix of higher margin services.  Improvements in our wireless and cyber segments margins, as well as the mix of service we provide, have bolstered a belief that we should continue to experience both margin growth attributable to this mix and improvement of this mix, as well as economies of scale, all positive indicators looking out toward 2012.  Overall, our outlook remains positive for the second half of the year, but we caution you that it could still be erratic, depending on how the mix of revenues are accounted for between the third and fourth quarters.  Given the opportunity for continued cybersecurity wireless growth in revenues, we believe we have the opportunity to witness improved margins in the second half.

Given all of these positive efforts, we were pleased to see that we returned to profitability in the second quarter with income from operations of approximately 384,000 for the second quarter of 2011 as compared to income from operations of approximately 511,000 in last year’s comparable period and net income that was approximately 214,000 for the second quarter of 2011 as compared to net income of approximately 413,000 in last year’s comparative period.  We were especially pleased with this result given the lower level of comparative revenues.  As we look at re-establishing growing revenue streams in the second half and into 2012 and so long as those revenues continue to come from our high margin growth areas, we believe that the outlook remains positive for the second half for continued progress.  While our quarter-to-quarter results could still be lumpy, the opportunity is clearly developing to provide us with a rebound as we enter into what looks to be a very promising 2012.

With that, I’d like to turn it back to you, Steve.

Steve Komar:                                       Thank you, Jim, excellent summary.  I’d like to take a few additional minutes and just highlight a number of initiatives that we think speak to the future, as well as some successes experienced during the second quarter just ended.

Earlier I referred to our new contract with the US Army Corps of Engineers.  This new multi-year relationship forged under the terms of the General Service Administration’s FSSI, or Federal Strategic Sourcing Initiative contract, has our iSYS subsidiary implementing our wireless management solution across a geographically disbursed organization with a user base of 28,000 devices.  By the end of the second quarter, that entire population had been converted to our services base, and additional optional services and related revenues will be rolled out during the third quarter of this year.

Our participation in the transportation workers identity card program has resulted in approximately two million certs being issued across our nation’s ports, one of the most successful credentialing programs under government auspices.  More interesting is the fact that as this contract moves toward a successor contract our ORC subsidiary has been designated as a required component; that is all successful bidders must be able to deliver the ORC solution as part of their services proposals.

As mentioned earlier, recent federal mandates to extend the requirements for transactional security beyond internal government are prospectively expanding our market opportunity and will provide growth for us even in situations where direct government spending may be held up.  Recently, the Department of Defense has begun restricting access to non-military personnel to only users possessing cryptographic log-on.  The National Security Agency’s (inaudible) platform and the Defense Security Service’s JPAS system have adopted lockdown dates within the next several months, becoming effective within the next several months.  (Inaudible) now all now will require approved digital certificates for access.  WidePoint has positioned itself with a number of industry-leading partners to expand its offerings to vendors, government contractors, and others who are required to comply with these federal rules, which affect a population of between three and five million users.  These partners are often related to our primary government customers, but they are not as directly impacted by government budgetary issues.  Among the additional markets served by these customers are healthcare, telecommunications, financial services, public safety, and state ID initiatives.  And we intend to expand our penetration into these markets while maintaining a strong presence in the federal sector.

Although the state of the economy has delayed progress somewhat, we are currently engaged with organizations across all of these domains that represent an impressive multiple of millions of credentials yet to be delivered.

As we said last quarter, we believe our new business initiatives in aggregate will generate an incremental 200 million plus revenue opportunity for WidePoint over the next five years.  Further, we expect a substantial portion of this come to fruition within the next two years.  We continue to believe the expectations we set last year are achievable over the medium to long term, notwithstanding some of the short-term hurdles we’ve experienced tied to government budgeting impasses and required work-arounds.

With that as a summation of current activities and outlook, I’d like to now open the call to your questions.  Operator, if you’d help us out?

Operator:                                             Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question, please press the star, followed by the two.  And if you’re using speaker equipment today, please lift the handset before making your selection.

Our first question is from the line of Mike Malouf (sp?) with Craig-Hallum Capital Group.  Please go ahead.

Mike Malouf:                                       Hi, guys.  Nice to see you move into a profitable quarter from last quarter.  So it’s a tough environment out there, so well done.

I did have a question with regards to sort of looking out into the future.  When I—when you see that certainly on the PKI (sp?) side we’ve seen, you know, some good growth last year followed by a little bit of a pullback.  When you take a look over the next, you know, call it two or three years, you know you talk about $200 million in potential.  But you know we’re doing around $10 million a year now.  Where do you think that can go over the next, you know, let’s just call it couple of years?

Steve Komar:                                       I think—Mike, hi, by the way and thanks for the nice words.  It has been a little tough, but we think we’re on a good path right now.  Obviously, we need to demonstrate that.  (Inaudible) to the growth and, you know, throwing a $200 million number out there, we don’t do that to make light of it.  We have a number of models that talk to specific agency penetrations and that talk to what we believe will be opportunities—again, specific opportunities that come to pass in the course of the next six to 12 months.  And when we apply some financials to that model in terms of what we believe and understand to be the per-user costs, license fees, and related revenues, and assuming a successful penetration, we can really see some revenue build in that marketplace.  That would not—that 200 million was across WidePoint.  I want to point that out as well.  We do believe that on the wireless mobility side that we will see some very substantial growth in that area as well.

Jim McCubbin:                                   Hey, Mike.  There’s a number of programs that are coming online out of Department of Homeland Security that affect, really, not governmental funded directly initiatives but affect the communities that need to work within that environment.  Where the numbers are derived from are driven by those communities, and those communities include everything from what they want to do with first responders, what they want to do with airport workers, what they want to do with surface (sp?) and port workers, what they’re clearly doing with that base access for contractor base.

All of these things over the last three to four months have had critical pushes out of the policy side where in OMB 11-11 they clearly said by the end of this November all new software systems are going to have PKI requirements built into them and within a year after that all legacy systems are going to have that put into that as well.  What they’re doing is they’re pushing these communities to no longer use user name and password but to be utilizing some of the credential offerings that we provide to gain access for these sites.  A number of these DOD sites, in fact, are requiring access as of January 2012 for some, with the DOD, with NSA.  All of this is also wrapped around the government’s cloud-based push or initiative to save money by closing or cutting down datacenters.  And to get cloud-based services to work effectively and for the government to realize savings, they’d have to have good identity management and information assurance so the metered services that they’re being rendered to and access coming into it can be achieved.  This has been a longtime policy that is now being put into place.  For the first time this year we’re seeing it adhered to.  That’s one of the things that’s driving our ECA, or external certificate authority growth (inaudible) the DOD credentials, and we believe next it will be driving our FiXs as well as our AsYs (sp?) and other credentialing programs.

Mike Malouf:                                      Okay, great.  That’s very helpful.  And then with regard to the wireless mobility side, you know that’s great that we got the US government under the Army Corps of Engineers rolled out.  When you take a look at that piece of business over the next couple years, can you give us a sense of the potential on that as well?  Thanks.

Jim McCubbin:                                   Well, I mean, we enrolled and set pretty much US Army Corps of Engineers up in the second quarter and ramped them up to approximately 27 to 28,000 users very efficiently.  That’s just going to have a recurring measure to them.  And we’ll also see some wraparound services being provided to them, as well as some other agencies starting in the third quarter.  So, I mean the metric there is—as you know is anywhere in the 40 to $60 revenue per user rate on just the managed service alone, not counting wraparounds.

So, you know, what’s more exciting for us, though, is we also started penetrating state and local municipalities and we’ve just started seeing some of our first initial awards coming out of some primary states and those municipalities that we’re quite excited about the penetration that we’re seeing and witnessing.

We also are seeing for the first time our pipeline grow from certain initiatives now that a lot of the budget and debt ceiling issues have gotten behind us within the federal side.  So all in all, I mean, it’s just one of those growth areas that we’re just seeing become more evolutionary.  Remember also we strategically tried to get away from the reselling of minutes as part of the programs, and that’s also driving increasing margins within that space.  So you may have a little less in revenue growth, but we believe that we’re going to have much stronger margin growth in that area as these new revenue streams come online.  So we’re excited about it.

Steve Komar:                                       Mike, I’d add just one thing to sort of address your question about growth potential without being too pointed.  We’re currently servicing right around 100,000 devices.  We are aware of and are participating in RFP processes for four more government agencies that would easily comfortably triple, if not more, that current user base.  The potential is out there.  The purse strings are starting to loosen and we’re seeing some activity in the RFP.  We’re doing this very cautiously, but we’re seeing a pick-up of activities in the RFP process.  We’re clearly differentiated as a quality service provider to the government sector in regards to wireless mobility, and we think we have a really good shot at coming up with a multiple in today’s environment.

Mike Malouf:                                       Great.  Thanks a lot for the help; appreciate it.

Steve Komar:                                       Thanks, Michael.

Operator:                                              Thank you.  Our next question is from the line of Mark Jordan with Noble Financial Capital Markets.  Please go ahead.

Mark Jordan:                                      Good afternoon, gentlemen.  A question relative to the impact of—you know, potential impact of CR as we move into fiscal ’12.  The question is how much of a pipeline do you think of new business will you get written in the wireless area between now and the end of the government’s current fiscal year, question one.  And question two, if we do have a CR, would that limit your ability to establish new relationships with potentially some of these new agencies you’re talking to, or would you be able to roll—you know, sign them up prior to the approval of budgets for fiscal ’12?

Jim McCubbin:                                   Well, Mark, this is Jim.  It’s been an interesting 2011, that’s for sure.  We got knocked down hard in the first quarter.  We’ve gotten back up and went back to fighting the good fight, but I will tell you, you know, there’s about four agencies that are trying to get our fees out and trying to really address them with sweep-up in yearend efforts.  So I can’t really tell you.  If we get it out timely, that would be great.  As it goes to a continuing resolution, I’m fully expecting another continuing resolution in 2012.  That may have some impact on how things may start our roll out, but most of these agencies right now are desperate for cost savings, and there is zero cost for implementing our programs.  They just have to have the ability, and we’re working with them on how they can write contract vehicles to live within those continuing resolution environments.

So quarter-to-quarter it could be a little tricky.  Year-over-year I think it’s not going to stop them; they’re just going to find other ways around it because of the net negative cost and their desires to really cut costs and right now.  And as you know, we have been showing the agencies how we can save anywhere from 40 to 60% off their annual spend.

Mark Jordan:                                      Okay.  A question relative, I guess, earlier in the year EMC (sp?) was kind of embarrassed with some security problems relative to, you know, some of their security systems.  Has that breach impacted your ability or pace of your business in the credentialing area?

Jim McCubbin:                                   What you’re speaking of for everybody to know of is that there were some breaches associated with some RSA tokens, which is technology that actually doesn’t hurt us.  In fact, in some ways, because of these breaches it’s helping us with what we do.  We have a more sustainable, more robust solution set.  And given that, if anything, it’s having some people look a little bit harder.  And it’s also starting, we believe, to help speed up some of the adoptions and some of the credentialing of some of these systems, DODY (sp?) initially, NASY (sp?) to quickly move and get away from the rolling, tumbling credentials—or tokens—and/or also move us into an environment for a more robust solution.

At the same time, it’s also made a number of our clients, I do want to point out to everybody, to not want to put out press releases or address this environment in any way.  We have had some contract wins.  We have had some growth in our cybersecurity segment, as you can witness in the second quarter.  We’ve also had a commercial user that works with the federal government adopt our solution.  But we are being asked not to really publicize that to a great extent because of the sensitivity surrounding some of the breaches and some of the environmental concerns that have issued.  They do not want us waving flags in front of them and trying to address—and tell the hoards to come and try to attack them.

So—but Mark, if anything, it looks like this is probably going to help us medium term because it really is an addressable solution that solves some of the problems.

Mark Jordan:                                      Okay.  Thank you very much.

Jim McCubbin:                                   Thank you, Mark.

Operator:                                             Thank you.  And our next question is from the line of Sam Donaldson (sp?), private investor.  Please go ahead.

Sam Donaldson:                                  Well, gentlemen, I think you’ve done a very, very good job handling a very, very bad problem.  And I thank you for that.

I have just a couple of things.  First, just judging from what the two of you have said between the lines about this third quarter that we’re now in and two weeks away from the effort (unintelligible) succeeded, are you saying that you expect that the sweep-up money and that the money will begin to flow again?  Has it started already, or is that yet to come?

Steve Komar:                                       I think, Sam—and by the way, thank you for the kind words.  It’s been a rather unpleasant period for us as well, and we’re working hard to make it better.

I think as it relates to what we’re seeing out there today, in all honesty and candor, I’d say we’re seeing an activity level—we’re seeing activity levels pick up.  And that comes across in terms of increased government documentation and contact throughout the contracting process.  We are engaged in a series of discussions defining RFPs or are in the process of filing responses to the RFPs, and we compare that to the fact that for the prior five or six months there was little or no activity or contact.  Everybody basically had their heads down in the trenches and nobody was going to take any position or risk.  We are seeing now lots of activity, lots of requests for information and RFPs from us, and we know that this is a very healthy sign going forward.  There has also been rumblings about unobligated funds being available between now and September 30th but, you know, that could just as easily be hearsay.  We believe there is some truth to that as well, so I think we’re looking for some short-term opportunity in the third quarter that we’re looking to, hopefully, but we’re feeling quite strong about the second half of the year in terms of total activity and contracts to be awarded and orders to be awarded.

Sam Donaldson:                                 Okay.  So but in the third quarter this activity leads you to believe that—very hopeful that there will be money coming in by the end of the fiscal year, actual proceeds, but so far that’s still in the activity of let’s look at the schedule and let’s get the documents and all of that area.  Right?

Jim McCubbin:                                   Sam?

Sam Donaldson:                                  Yes?

Jim McCubbin:                                   Yes, we are seeing—Sam, we’re seeing that but remember also, we have been moving some of the revenue streams, and where we’re going to see some of the revenue streams and the growth come from is actually non-budgeted federal money.  It’s really going to be coming from areas outside of that domain.  The Feds are really pushing the implementation of this hard right now.  And the contractor base and other communities are going to have to bear this cost, not the federal infrastructure.  So what’s exciting about that is on the cyber side that’s where the growth is coming from.  So we don’t have as much at risk from government declines on some of the funding.

Also, as it goes to money being obligated, just to be straight out, we are seeing an increase in pick-up of it being obligated in the third quarter, and that’s sweep-up money.  Now, it has to all occur; we have to get it done.  And one of the reasons we’re not addressing the third quarter and fourth quarter but the second half is we believe the second half will be stronger.  The revenue recognition on how it occurs in the third fourth, we’re not quite sure how it’s going to play out exactly right now because of what we’re seeing.  But we do believe the second half right now, with everything that we’re seeing, is going to be stronger than the first half and is going to kind of resurrect what we were doing prior to the bump in the first quarter and some of the follow-through in the second quarter.  The first half just set us behind.  It hurt us for our 2011 goals.  But nothing has changed the outlook that we’re looking at for the opportunities in 2012, like we’ve said.

So, you know, that’s good.  I mean it really is good.  We’ve made it through fairly unharmed from this mess which we can call the first half.

Sam Donaldson:                                 Well, fair enough.  I understand that.  Let’s project just a little bit.  No one knows what’s going to happen with this committee of twelve.  They either come up with some guts or if they don’t there will be across the board cuts.  But none of that really kicks in until about 2014.  So down the road we can’t see.  But am I correct, if we continue to believe that our business is in certain areas of the federal government that may be among the last to feel an axe because of the sensitive nature and requirement for cybersecurity that exists there?

Steve Komar:                                       Easy answer to that one, Sam.  Yes, that is what we believe.

Sam Donaldson:                                  So we’re in a sweet spot.  Again I thank you very much.  Bye-bye.

Steve Komar:                                       Thank you, Sam.

Operator:                                              Thank you.  Our next question is from the line of Doug Neuman (sp?) with UPN (sp?).  Please go ahead.

Doug Neuman:                                    Gentlemen, nice to see your profitable quarter.  I've got a couple of questions.  The agencies that you talked about that could add maybe three times the number of users, you said you have 100,000 devices at 40 to $60 per user.  And I’m guessing that’s a yearly cost, in which case you’re talking about 5 million of revenue there.  And then the 300 more that you’re looking at would add another 15 million in revenue, I’m guessing.  If you can just sort of confirm that those numbers are, you know, in the right order of magnitude, and then if you can talk about the wraparound revenues, what that—you know, how much extra that might be.

Jim McCubbin:                                   Well, I don’t—we can confirm on our—well, our monthly and annual for the basic managed service tends to be approximately $60.  There’s some variation, depending on the services that we’re providing, actually.  So that gives you your confirmation on that point.

Doug Neuman:                                    Sixty dollars a year?

Jim McCubbin:                                   Yes, just figure $5 a month, if you want to thumbnail it.

Doug Neuman:                                    Okay.

Jim McCubbin:                                  Beyond that, the wraparound services we can’t really comment on right now because some of them we’re asking things to do outside—some things out of the domain.  But it could be anywhere from doing some maintenance and doing some consulting work for systems work with them, trying to make things a little bit better in how they’re viewing the information and/or, you know, providing some other services and products for them that they need to expand what they’re doing within their agencies.  So we’re just not in a position to comment on it right now.

Doug Neuman:                                    Is that a significant percentage, or is it—you know, 5% or in the neighborhood of 10 to 30% more, or more?

Jim McCubbin:                                   Doug, I think it’s just too preliminary.  We’ll know a little bit more in about a month when we get the actual details and negotiate it all out and wrap it up.  But we’re just—I can’t give you anything hard enough for you right now without it, you know, potentially changing.

Doug Neuman:                                    In a normal environment the agencies that you—the potential agencies that you mentioned, what would be the sales cycle?

Jim McCubbin:                                   We’ve witnessed on average about a one-year sales cycle.  But you have to understand a lot of these agencies we’ve been—these are sales cycles that we started last year and, you know, they just got delayed and held up.  Actually, we were expecting awards a lot earlier.  And these things had come out, but their hands were tied in the first half.  So (unintelligible) well into it.

Doug Neuman:                                    So intellectually they’ve decided that this is, you know, a good service so it’s more a question of pulling the trigger and having the budget authorization to do that.

Jim McCubbin:                                   That’s correct.

Doug Neuman:                                    Are these folks able to—I mean since it doesn’t—you’re saying it doesn’t actually cost them money because of the savings that you provide.  Are they able to, you know, build that into their budget request, or are their hands just tied?

Jim McCubbin:                                   Well, a lot of times when their hands get tied, just simply speaking, they’re not allowed to obligate or enter into a contract vehicle.  And that’s what’s holding them up.

Doug Neuman:                                    So it’s not a question of money, it’s a question of not even being able to sign a contract.

Jim McCubbin:                                   You’re talking about a bureaucracy and paperwork where they have to go through a set of processes to do it.  And it frustrates them as much as it frustrates us because it’s known money.  And sometimes they get their hands tied on how they can go about it because it may have to look—under a continuing resolution you can continue your spend at prior period—or prior year’s levels.  So but you can’t enter into new contract vehicles, so they have to find new ways or creative ways to work around that to realize those savings.  Sometimes it’s harder than others to get this all put into place.  That’s all.

Steve Komar:                                       I would—I’d just add to that that I think, Jim, that this is appropriate to state that the sales cycle can be a year long.  But that is not necessarily always the case.  I think in the case of the Army Corps of Engineers we’re dealing with three to four months from beginning to actual installation.  And what we’re seeing now and anticipating is that there’s going to be much more focus in these agencies on the benefits of cost saving.  They’re all looking for cost reductions, much more so than in the past.  We’re hoping that’s going to affect both the bureaucracy and the sales cycle, and we have at least one substantial indication that that can be the case.

Jim McCubbin:                                   Now also, please be aware that in the case of the United States Army Corps of Engineers, we started the work in the second quarter and we had 27 to 28,000 units fully up and in the system by the end of that second quarter.

Doug Neuman:                                    That actually relates to the question I was just about to ask you.  If they all signed tomorrow, how quickly could you roll them out?

Jim McCubbin:                                   We have the bandwidth to within one to two months, given what they have and what they can provide us to have them up.

Doug Neuman:                                    Okay.

Jim McCubbin:                                   So a lot of our systems are automated, and it’s easy for us to populate it.  So, some of the proprietary IP that we have has worked very well now for all the agencies.  It’s really tailor made to quickly ramp up, okay?  So there’s not a whole lot of start-up cost for us to do that.

Steve Komar:                                       Let’s just say that if they all come in it’s going to be a hell of a challenge but it’s a challenge that we’ll welcome and I think we can do a pretty efficient job of getting them up pretty quickly.

Doug Neuman:                                    Okay.  So, I mean, if they all—if you were so lucky as to have them all sign tomorrow you could get that business to, you know, a revenue run rate assuming that, you know, you’ve got another 300,000 devices out.  So that’s 400,000, so you’d get that business to a revenue run rate of somewhere in the neighborhood of 15 to 20 million a year, you know, by January, just doing that math.

Steve Komar:                                       If you accept the baseline assumption that all of them sign up tomorrow, that’s pretty close to an accurate statement.  However, I think we need to take a hard look at whether that’s really going to happen or not.  I hate to raise the—an expectation of that kind of size based on that assumption.

Doug Neuman:                                    That’s fine.  All right, thank you.

Steve Komar:                                       Thank you.

Operator:                                             Thank you.  And at this time I’m showing no further questions in queue.  I’d like to pass the call back to (unintelligible).

Steve Komar:                                      Great.  Thank you, Operator.  Well, just to finish up I think I’d just like to say that we’ve established WidePoint as a credible, trustworthy partner to government and commercial markets, as well as to our many partners with whom we deliver our technology services and products.

Despite the challenges that have recently impacted our revenues, we’ve stabilized our business and returned to profitability.  We expect the second half of 2011 to show improvements compared to the first half as we move past the controversial debt ceiling discussions and federal budgets are hopefully finalized.

In summary, we remain extremely optimistic about our opportunities in 2012 and beyond.  I’d like to thank you all for your time and interest in WidePoint.  We appreciate your continued commitment to us and we will look forward to talking with you again on our next conference call.  Thank you and have a great evening.

Operator:                                              Ladies and gentlemen, this concludes the WidePoint Corporation second quarter earnings conference call.  Thank you for your participation.  You may now disconnect.